UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PARATEK PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A filing consists of communications from Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to the Company’s employees relating to the Agreement and Plan of Merger, dated June 6, 2023, by and among the Company, Resistance Acquisition, Inc., a Delaware corporation (“Parent”) and Resistance Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Agreement”).

In connection with the filing of the definitive proxy statement on Schedule 14A, the following press release was issued by the Company on August 2, 2023:

Paratek Pharmaceuticals Filed its Definitive Proxy Statement and Letter to Stockholders in Connection

with Acquisition by Gurnet Point Capital and Novo Holdings

Transaction Provides Paratek Stockholders with Immediate Value and Liquidity

Stockholders to Receive Upfront Cash Payment of $2.15 per Share and a Contingent Value Right of $0.85

per Share on Achievement of a Commercial Milestone for a total potential value of $3.00 per Share

Special Meeting of Stockholders to be Held on September 18, 2023 at 9 a.m. ET

BOSTON, August 2, 2023 (GLOBE NEWSWIRE) — Paratek Pharmaceuticals, Inc. (“Paratek”) (Nasdaq: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats, today announced that it has filed definitive proxy materials and a letter to Paratek stockholders with the U.S. Securities and Exchange Commission in connection with the Company’s previously announced definitive agreement to be acquired by Gurnet Point Capital (“Gurnet Point”) and Novo Holdings A/S (“Novo Holdings”). Paratek will commence mailing the definitive proxy statement and letter to its stockholders on or about August 2, 2023.

The special meeting of stockholders of Paratek will be held virtually via live webcast on Monday, September 18, 2023, at 9 a.m. ET.

The board of directors of Paratek recommends that stockholders vote “FOR” each of the proposals listed on the WHITE proxy card enclosed with the definitive proxy statement.

Stockholders who have questions about voting their proxy are encouraged to contact our proxy solicitor Morrow Sodali LLC at +1 (800) 662-5200 (toll-free in North America), +1 (203) 658-9400 (collect outside of North America) or PRTK@info.morrowsodali.com

The full text of Paratek’s letter to stockholders follows:

Dear Fellow Paratek Stockholders,

I, together with all of my fellow directors, are pleased to present you with the opportunity for the Company to be acquired at a significant premium to our unaffected stock price. The Board unanimously determined that the transaction is in your best interest. Now we are asking for you to vote “FOR” the transaction at a special meeting of stockholders.

As you saw, on June 6, 2023, we announced a definitive agreement to be acquired by Gurnet Point Capital and Novo Holdings A/S.

As a stockholder, upon closing of the transaction you will receive both an immediate cash payment of $2.15 per share plus a contingent value right (“CVR”) of $0.85 per share payable upon the achievement of a net sales threshold for NUZYRA. This represents an aggregate potential total value of $3.00 per share.

The upfront cash payment at the closing of the transaction represents a premium of 41% over the closing price of our common stock as of May 31, 2023, which was the last full trading day prior to market speculation regarding a potential sale of the Company.

This agreement comes as a result of a long and robust process, involving multiple competing parties, to maximize stockholder value. Furthermore, amid today’s challenging market backdrop and the Company’s steep near-term financing need, without this transaction, Paratek could be forced to undertake significantly dilutive equity issuances that would severely impact stockholder value, or even consider bankruptcy.

We believe that this transaction, which is unanimously supported by the Board, is the best path to deliver the most value to you as a stockholder of the Company.

I encourage you to review our definitive proxy materials and vote “FOR” the transaction. Every vote is important. If you do not vote, it has the same effect as voting against the transaction. You must vote now to preserve and maximize the value of your shares.

The Transaction Delivers to You Immediate Value, Liquidity, Certainty of the All-Cash Consideration and Upside Participation

The transaction allows you to immediately recognize the value of your investment in Paratek through the $2.15 per share cash payment made at the closing of the transaction, achieve immediate liquidity, de-risk your ongoing exposure to the financial and liquidity status of Paratek on a standalone basis, and continue to have the opportunity to participate in the upside potential of NUZYRA through the CVR.

The CVR’s potential $0.85 per share payout is triggered upon the achievement of $320 million in U.S. NUZYRA net sales (excluding certain permitted deductions, payments under Paratek’s contract with ASPR-BARDA, certain government payments and certain royalty revenue) in any calendar year ending on or prior to December 31, 2026.

The Board believes that the CVR milestone is achievable based on the Company’s most recent sales, forecasts and the commitment of the buyer to use commercially reasonable efforts to achieve the milestone.

Any Standalone Alternative Would Likely Result in Substantial Dilution or Bankruptcy

The Board unanimously determined that the transaction is in your best interests, and superior to the standalone alternative.

Without a transaction Paratek faces a challenging market backdrop while having to prepare for the upcoming maturity of our convertible notes in May 2024 and liquidity needs that would have necessitated the issuance of significant equity, severely diluting you and all of your fellow stockholders. These risks were reflected in the value of our shares.

Substantial efforts prior to the announced transaction to secure such financings were unsuccessful, and there was and remains substantial doubt that Paratek could complete the required financing at all. The Board believes that the failure to complete such financings in the near-term has the potential to result in bankruptcy.

The Transaction was the Result of a Robust Process led by the Independent Members of the Board

The Board formed a Transaction Committee consisting solely of the independent members of the Board to oversee and direct the strategic transaction process. No members of management were included on the Transaction Committee.

The Company and its advisors conducted a robust and thorough, approximately two-year process. The last six months saw significantly increased intensity of engagement with multiple parties interested in potential strategic business relationships or combinations. These activities included entering into confidentiality agreements, having third parties and Paratek conduct due diligence and negotiating potential terms of strategic business relationships and combinations.

At the end of this robust and thorough process, the Board unanimously determined that the transaction we are recommending to you is the best deal available to you and your fellow stockholders.

The Board also determined that the modest breakup fee equivalent to approximately 8 cents per share would not deter serious potential purchasers from offering a superior transaction. To date, no superior offer has emerged.

The Choice is Clear and the Time for You to Take Action is Here!

Please vote your proxy today “FOR” the transaction.

It is important that you act soon – the special meeting of stockholders to consider will be held virtually on Monday, September 18th, 2023 at 9 AM Eastern Time.

If You Do Not Vote, It Has the Same Effect as Voting Against the Transaction.

If you have any questions about voting your proxy please contact our proxy solicitor Morrow Sodali LLC at:

•	+1 (800) 662-5200 (toll-free in North America),

•	+1 (203) 658-9400 (call collect outside of North America) or

•	PRTK@info.morrowsodali.com

On behalf of the entire Board, we appreciate your support.

Sincerely,

Jeffrey Stein, Ph.D.

Lead Independent Director

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats.

The company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the United States for the treatment of adults with community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). Paratek has a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Paratek is also conducting a Phase 2b study with NUZYRA in a rare disease, nontuberculous mycobacterial (NTM) pulmonary disease, caused by Mycobacterium abscessus complex. Paratek estimates this opportunity represents a potential $1 billion addressable market in the United States. Paratek exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), a once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC. Paratek retains the development and commercialization rights for sarecycline in the rest of the world.

In 2019, Paratek was awarded a contract from the U.S. Department of Health and Human Services’ Biomedical Advanced Research and Development Authority (BARDA), now valued at up to $304 million, to support the development and U.S.-based manufacturing of NUZYRA for pulmonary anthrax.

For more information, visit www.ParatekPharma.com or follow us on LinkedIn and Twitter.

Stockholders

Morrow Sodali LLC

Email: PRTK@info.morrowsodali.com

Phone: (800) 662-5200 or (203) 658-9400

Investor Relations

PJ Kelleher

LifeSci Advisors

Email: pkelleher@lifesciadvisors.com

Phone: (617) 430-7579

Media Contacts

Paratek

Michael Lampe

Scient Public Relations

Email: michael@scientpr.com

Phone: (215) 995-0180

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products; the timing of and receipt of filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of June 6, 2023, among Paratek Pharmaceuticals, Inc. (“the Company”), Resistance Merger Sub, Inc. and Resistance Acquisition, Inc. (the “Merger Agreement”), including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupt the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; the Company’s ability to continue as a going concern; our ability to maintain or expand regulatory approvals or commercialize our products; the results of any ongoing or future clinical trials may not satisfy U.S. or non-U.S. regulatory authorities; the regulatory approval process is expensive, time consuming and uncertain; our dependence on the commercialize success of NUZYRA and, to a lesser extent, SEYSARA; our dependence on funding from BARDA; our substantial indebtedness; risk associated with litigation; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Merger Sub. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on August 2, 2023 (the “Proxy Statement”). The Company will mail or otherwise provide the definitive proxy statement to its stockholders in connection with the proposed transaction on or about August 2, 2023. The Company and affiliates of the Company have jointly filed a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 IN THEIR ENTIRETY AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a stockholder meeting of the Company to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Stockholders may obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. the Company makes available free of charge on its investor relations website at www.paratekpharma.com/investor-relations copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, dated as of June 6, 2023, among the Company, Merger Sub and Resistance Acquisition, Inc., which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 16, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at www.paratekpharma.com/investor-relations.